BlackRock Master LLC: BlackRock Master Small Cap Growth
Portfolio (the "Master Portfolio")

BlackRock Series, Inc.: BlackRock Small Cap Growth Fund II
(the "Fund")

77C
Shareholder Vote

Attached please find as an exhibit to Sub-Item 77C of Form N-
SAR, information regarding a reorganization involving the Master
Portfolio and the Fund that was approved by the sole interestholder of the Master Portfolio and the shareholders of the Fund.


BlackRock Master LLC: BlackRock Master Small Cap Growth
Portfolio

BlackRock Series, Inc.: BlackRock Small Cap Growth Fund II

77C
Shareholder Vote

At a meeting held on March 23, 2017, the Boards of Directors of BlackRock Series, Inc. and BlackRock Master LLC approved an Agreement and Plan of Reorganization (the "Agreement and Plan") providing for the in-kind liquidation of BlackRock Master Small Cap Growth Portfolio (the "Master Portfolio"), a series of BlackRock Master LLC, into BlackRock Small Cap Growth Fund II (the "Fund"), a series of BlackRock Series, Inc. (the "Liquidation"), followed by the reorganization of the Fund with BlackRock Advantage Small Cap Growth Fund (the "Acquiring Fund"), a series of BlackRock FundsSM, another mutual fund advised by BlackRock Advisors, LLC (the "Funds Reorganization," and together with the Liquidation, the "Reorganization").
At a special meeting of shareholders of the Fund held on November 27, 2017 (the "Special Meeting"), shareholders of the Fund approved the Agreement and Plan and the Reorganization contemplated thereby. The shares were voted as follows:

For:      5,569,217.346  (47.589%)

Against:   120,344.451  (1.028%)

Abstain:     292,806.913  (2.502%)

No Instructions:  5,720,480.141  (48.88%)

Shareholders of the Fund are not shareholders of the Master Portfolio, but because the Fund and the Master Portfolio are in a "master-feeder" relationship, in which the Fund invests all of its investable assets in the Master Portfolio, at the Special Meeting Fund shareholders also were asked to provide instructions on how the Fund should vote its limited liability company interests in the Master Portfolio with respect to the Agreement and Plan. At the Special Meeting, the shareholders of the Fund instructed the Fund to vote its interests with respect to the Agreement and Plan as follows:

For:  47.589%

Against:   1.028%

Abstain:   2.502%

No Instructions:   48.88%

The sole interestholder of the Master Portfolio is the Fund. In a ballot dated November 27, 2017, the Fund voted its interests in the Master Portfolio with respect to the Agreement and Plan, and the Reorganization contemplated thereby, as follows:

For:  93.094%

Against:   2.012%

Abstain:  4.894%

Interests not voted :    0%

The Reorganization is expected to take effect in the first quarter of 2018. Following the completion of the Reorganization, shareholders of the Fund will automatically become shareholders of the Acquiring Fund and the Fund and the Master Portfolio will be terminated.